AMENDMENT TO BYLAWS
                               -------------------

         By majority vote of the Board of Directors (the "BOARD") of Kanakaris Wireless, a Nevada corporation (the "CORPORATION"), approving resolutions during a special telephonic meeting of the Board held on February 5, 2001 and in accordance with Article VIII, Section 2 of the Corporation's Amended and Restated Bylaws ("BYLAWS"):

1. Article II, Section 5 of the Corporation's Bylaws has been amended to read in its entirety as follows:

                  "SECTION 5. QUORUM. For proposals presented for approval of stockholders generally, the holders of a majority of the voting power entitled to vote on such proposals, represented in person or by proxy, will constitute a quorum for the purpose of voting on such proposals. For proposals presented for approval of a single class of the corporation's capital stock voting as a separate class, the holders of a majority of the voting power of the class entitled to vote on such proposals, represented in person or by proxy, will constitute a quorum for the purpose of voting on such proposals. For proposals that are presented for approval of stockholders generally and also are presented for approval of a single class of the corporation's capital stock voting as a separate class, the holders of a majority of the voting power entitled to vote on proposals presented for approval of stockholders generally, represented in person or by proxy, together with the holders of a majority of the voting power of the class entitled to vote on such proposals as a separate class, will constitute a quorum for the purpose of voting on such proposals. Regardless of whether or not a quorum is present or represented at any annual or special meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present in person or represented by proxy, provided that when any stockholders' meeting is adjourned for more than forty-five (45) days, or if after adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally noticed."

2. Article II, Section 6 of the Corporation's Bylaws has been amended to read in its entirety as follows:

                  "SECTION 6. VOTE REQUIRED. When a quorum is present or represented at any meeting, the affirmative vote of the holders of a majority of the voting power represented in person or by proxy and entitled to vote on a proposal will constitute the act of the stockholders with regard to that proposal, unless the proposal is one



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         which, by express provision of applicable law, the Articles of
         Incorporation or these Bylaws, requires a different vote, in which case such express provision shall govern and control the vote on such proposal. The stockholders present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum."

3. Article III, Section 1 of the Corporation's Bylaws has been amended to read in its entirety as follows:

                  "SECTION 1. NUMBER OF DIRECTORS. The exact number of directors that shall constitute the authorized number of members of the Board shall be eleven (11), all of whom shall be at least 18 years of age. The authorized number of directors may from time to time be increased or decreased by resolution of the directors of the corporation amending this section of the Bylaws in compliance with Article VIII, Section 2 of these Bylaws. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of his term of office. Except as provided in Section 2 of this Article III, each director elected shall hold office until his successor is elected and qualified. Directors need not be stockholders."

4. Subject to stockholder approval at the annual meeting of the Corporation,
Article IX of the Corporation's Bylaws has been amended to read in its entirety as follows:

                                   "ARTICLE IX

                      `ACQUISITION OF CONTROLLING INTEREST'
                  PROVISIONS OF THE NEVADA GENERAL CORPORATION
                              LAW SHALL NOT APPLY

                  The provisions of Sections 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes shall not apply to an acquisition of a controlling interest by Alex Kanakaris pursuant to an increase in voting rights of the issued and outstanding shares of Class A Convertible Preferred Stock of the corporation from twenty (20) non-cumulative votes per share to one hundred (100) non-cumulative votes per share."

         The remainder of the Corporation's Bylaws remain in full force and effect.

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